Exhibit 10.36

Form of Amendment to Restricted Stock Unit Award Agreement

THIS AMENDMENT TO RESTRICTED STOCK UNIT AWARD AGREEMENT (“Amendment”), dated as of January 21, 2010, is between IntegraMed America, Inc., a Delaware corporation (the “Company”), and _________________., an individual resident of the State of _______________ (“Employee”).  This Amendment amends, in part, the terms and conditions of a January 2, 2009 restricted stock unit award (the “Agreement”) granted under the Company’s 2007 Long-Term Compensation Plan.  Capitalized terms that are not defined in this Amendment shall have the meaning ascribed to such terms in the Plan or the Agreement.

RECITALS:

The Agreement granted to Employee an award of Restricted Stock Units (the “Units”) for the right to receive shares of the Company’s common stock, par value $.01, (the “Shares”) on the terms and subject to the conditions set forth in the Agreement.

The Agreement provided for the Units to vest and become the right to receive the Shares in the event the Company’s 2009 Earnings Before Income Taxes, Depreciation and Amortization are greater than $17,140,768.00 as reflected in the audited financial statements for the Company’s 2009 fiscal year (the “Triggering Event”).

The Agreement provided that in case the Triggering Event resulted in the Units being converted to the Shares, Employee would vest in the Shares upon receipt; however, the parties which to change the vesting schedule for such Shares providing for the Shares to vest over a 36-month period.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.           Section 3 of the Agreement is hereby deleted in its entirety and restated as follows:

3.           Vesting.

(a)           Subject to the terms and conditions of this Agreement, the Restricted Stock Units awarded hereunder to Employee shall vest and become the right to receive Shares in the event the Company’s 2009 Earnings Before Income Taxes, Depreciation and Amortization is greater than $17,140,768.00 as reflected in the audited financial statements for the Company’s 2009 fiscal year.

(b)           Employee shall vest in the Shares at a rate of 8.33% every 90 days over a 36-month period (the “Divestiture Period”) so that Employee is fully vested in the Shares three years from the date of confirmation that the Company’s audited financial statements for the Company’s 2009 fiscal year show that Earnings Before Income Taxes, Depreciation and Amortization are greater than $17,140,768.00. If Employee’s Date of Termination occurs during the Divestiture Period, Employee shall be obligated to return a pro-rata portion of the Shares based on a vesting in the Shares at the rate of 8.33% each 90-day period during the Divestiture Period. Notwithstanding the foregoing, Employee shall become owner of the Shares free of all restrictions otherwise imposed by this Agreement, prior to the end of the Divestiture Period, as follows:

(i)           Employee shall become fully vested in the Shares as of Employee’s Date of Termination prior to the date the Shares would otherwise become fully vested, if Employee’s Date of Termination occurs by reason of Employee’s death or disability.

(ii)           Employee shall become fully vested in the Shares as of the date of a “Change in Control,” if the “Change in Control” occurs prior to the end of the Divestiture Period, and Employee’s Date of Termination does not occur before the “Change of Control” date.

(iii)           The Compensation Committee of the Board of Directors, in its sole discretion, may accelerate the vesting of some or all unvested Shares in the event Employee’s employment is terminated for reasons other than “cause.” For purposes of this Agreement “cause” means termination because Employee (A) is indicted for committing a felony or a decision or determination is rendered by any court or governmental authority that Employee has committed any act involving fraud, dishonesty, breach of trust or moral turpitude, (B) willfully breaches Employee’s duty of loyalty to, or commits an act of fraud or dishonesty, upon the Company, one of its Subsidiaries or affiliates, including a Fertility Centers Division Partner or a Vein Clinic, (C) demonstrates gross negligence, willful misconduct or insubordination, (D) in the reasonable judgment of the Board of Directors, engages in personal misconduct of such a material nature as to render Employee’s presence as an executive of the Company detrimental to the Company and its reputation, (E) commits a material breach of or default under Employee’s employment duties, and Employee fails to cure such breach or default within ten (10) days after prior written notice thereof from the  Company, or (F) commits a material breach of, or default under, any non-disclosure, confidentiality, non-competition, non-enticement of Executives (including non-solicitation, non-employment, non-retention or non-engagement of Executives) or similar agreement, obligation or covenant heretofore or hereafter entered into with or for the benefit of the Company.

2.           All other provisions of the Agreement, not in conflict with this Amendment remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto executed  this Agreement on the day and year first above written.

IntegraMed America, Inc.

By:
Claude E. White, Vice President

Employee: